F O R  I M M E D I A T E  R E L E A S E


                                                                    Exhibit 99.1


CONTACT:        Barry Susson                      Tom Ryan
-------         Chief Financial Officer           (203) 222-9013
                (215) 676-6000 x362

                                        OR
OF:            Deb Shops, Inc.                   Integrated Corporate Relations
--             9401 Blue Grass Road              24 Post Road East
               Philadelphia, PA  19114           Westport, CT  06880

--------------------------------------------------------------------------------

         DEB SHOPS, INC. REPORTS OCTOBER, THIRD QUARTER AND YEAR-TO-DATE SALES

Philadelphia - November 6, 2003 - Deb Shops, Inc. (Nasdaq: DEBS) today reported that comparable store sales decreased 6.1% for the month ended October 31, 2003. Total sales decreased 2.4% to $22.0 million from $21.5 million for the month ended October 31, 2002. For the quarter ended October 31, 2003 comparable store sales decreased 11.3% and total sales decreased 7.9% to $74.8 million from $81.2 million for the prior year quarter. During the nine-month period ended October 31, 2003, comparable store sales decreased 11.3% and total sales decreased 7.3% to $217.7 million from $234.9 million for the prior year period.

The Company reports financial results on the calendar month, therefore, differences in timing will occur when comparing Deb Shops' results to those of retailers reporting on a 4-5-4 calendar.

For the remainder of fiscal year 2004, Deb Shops, Inc. will report monthly sales according to the following calendar:

Month End                                            Reporting Date
---------                                            --------------
November 2003                                        December 4, 2003
December 2003                                        January 8, 2004


Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company operates 334 specialty apparel stores in 41 states under the DEB, DEB PLUS and Tops `N Bottoms names.

The Company has made in this report, and from time to time may otherwise make, "forward-looking statements" (as that term is defined under federal securities laws) concerning the Company's future operations, performance, profitability, revenues, expenses and financial condition. This report includes, in particular, forward-looking statements regarding expectations of future performance, store openings and closings and other matters. Such forward-looking statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors. Such factors may include, but are not limited to, the Company's ability to improve or maintain sales and margins, respond to changes in fashion, find suitable retail locations and attract and retain key management personnel. Such factors may also include other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2003. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
                                       ###